UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 8, 2011

VERIGY LTD.

(Exact name of registrant as specified in its charter)

Singapore	000-52038	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Verigy Ltd.

No. 1 Yishun Ave. 7

Singapore 768923

(Address of principal executive offices, including zip code)

+65 6755-2033

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On January 12, 2011, Dr. Claudine Simson resigned from the Board of Directors of Verigy, effective January 13, 2011. Dr. Simson is resigning from the Board of Directors for personal reasons. Dr. Simson is a Corporate IP and Business Development Executive at IBM Corporation. She served as a member of the Verigy Board of Directors from November 2006 until her resignation as of January 13, 2011.

(d) On January 8, 2011, the Verigy Board of Directors appointed Jorge Titinger, Verigy’s President and Chief Executive Officer, to the Board of Directors, effective January 14, 2011. Mr. Titinger will not serve on any committees of the Board of Directors. As an executive officer of Verigy, Mr. Titinger will not receive any additional cash or equity compensation in connection with his role as director.

Jorge Titinger was promoted to President and Chief Executive Officer of Verigy on January 1, 2011. Prior to his promotion, Mr. Titinger served as Verigy’s President and Chief Operating Officer since July 2010. Prior to his promotion to President and Chief Operating Officer in July 2010, Mr. Titinger served as our Chief Operations Officer beginning June 2008. From November 2007 to June 2008, Mr. Titinger served as Senior Vice President of the Product Business Groups at Form Factor, Inc., a provider of semiconductor wafer probe cards. He previously held several executive leadership positions at KLA-Tencor Corporation, a leading supplier of process control and yield management solutions for semiconductor and related microelectronics industries. His roles during his tenure at KLA-Tencor from 2002 to 2007 included Executive Vice President of Global Operations and Chief Manufacturing Officer, Chief Administrative Officer, Senior Vice President and General Manager of KLA-Tencor’s Global Support Services and Field Operations Group. Before joining KLA-Tencor, Mr. Titinger held several executive positions at Applied Materials from 1997 to 2002. Mr. Titinger holds a BS and MS in Electrical Engineering and an MS in Engineering Management from Stanford University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verigy Ltd.

By:	/S/ MARGO M. SMITH
Margo M. Smith
Vice President and General Counsel

Date: January 13, 2011